Exhibit 99.1

Mobileye Releases First Quarter 2024 Results and Provides Business Overview

•	Revenue decreased 48% year over year to $239 million in the first quarter due to the significant drawdown of inventory at our Tier 1 customers announced earlier this year.

•	Diluted EPS (GAAP) was $(0.27) and Adjusted Diluted EPS (Non-GAAP) was $(0.07) in the first quarter.

•	Inventory consumption and the expected quarterly cadence of EyeQTM SoC deliveries over the course of 2024 remains on-track with our prior guidance.

•	Announcement by Volkswagen Group of a wide-ranging production award for our advanced products in the first quarter led to an expansion of the pipeline of advanced discussions with other global OEMs.

•	Generated net cash from operating activities of $40 million in the first quarter. Our balance sheet is strong with $1.2 billion of cash and cash equivalents and zero debt as of March 30, 2024.

JERUSALEM – April 25, 2024 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended March 30, 2024.

“The financial results in the first quarter reflect a supply chain reset as the excess inventory held by our customers is consumed. We are encouraged that the inventory draw-down and associated recovery in revenue appears to be on-track to what we laid out in January,” said Mobileye President and CEO Prof. Amnon Shashua. “From a business development and strategy perspective, Q1 was very productive in generating traction across our multiple waves of future growth. In base and cloud-enhanced ADAS, we achieved a record level of design wins in terms of future projected volume, in part due to new features and technology embedded in the EyeQ6L product. Our SuperVisionTM and ChauffeurTM development pipeline expanded during the quarter, reflecting 1) the key announcement of the Volkswagen Group design win and 2) an increasing consensus across automotive OEMs that eyes-on / hands-off systems (on a scalable path to eyes-off) are critical features necessary for mainstream vehicles of the near future. For Mobileye DriveTM, we continue to build an eco-system of vehicle manufacturers and network operators that view our self-driving system as the enabler of more convenient and efficient modes of transportation. Our main focus in 2024 is to successfully execute our current advanced programs and to convert the unprecedented opportunity set currently on the table into series production awards.”

First Quarter 2024 Business Highlights

•	Our core ADAS and Cloud-Enhanced ADAS offerings are now bolstered by the EyeQ6L System-on-Chip, which recently achieved the milestone of first production-candidate shipments to global customers. This system includes incremental advanced features and technology for a similar price to prior generations, and will be in production vehicles during 2024. Our core ADAS business remains strong, as projected future volume for design wins awarded in Q1 totaled over 26 million units, a record amount that is approximately 80% of the EyeQ unit volume we project to deliver in all of 2024.[1]

•	Announcement by Volkswagen Group of our wide-ranging production award for SuperVision, Chauffeur, and Drive products, a potential multi-billion dollar nomination, was a milestone achievement for Mobileye. Importantly, we believe this was a key driver of the Q1 expansion of our pipeline of advanced discussions with OEMs from around the globe. Overall, we are seeing a solidified consensus view among many OEMs, including mainstream brands, that a SuperVision-type feature set is critical to being competitive over the medium and long-term in a software-defined, recurring revenue world. As well as that Mobileye’s SuperVision technology supports an optimized balance of performance and cost while providing a scalable platform to pursue Level 3 eyes-off and beyond.

•	On the Mobility-as-a-Service front, we continue to make progress creating an ecosystem of multiple vehicle platforms pre-engineered to integrate our self-driving system and a set of customers to deploy the vehicles in transportation networks. This includes production awards from Volkswagen and P3 announced this quarter, in addition to existing programs with Schaeffler / VDL and Holon. On the technical side, we expect to deliver first samples of the Drive 64 ECU during 2024. This represents a meaningful step forward from previous EyeQ5-based systems on the path to a scalable self-driving system.

•	We are on track to deploy B-samples of our EyeQ6H-based ECUs for the next generation SuperVision and for Chauffeur and Drive products during the third quarter of this year. The software stack to be embedded in these systems includes state-of-the-art novel Artificial Intelligence (AI) systems including end-to-end perception and end-to-end actuation running in parallel, for purposes of redundancy, to the networks powering our current generation of SuperVision.

First Quarter 2024 Financial Summary and Key Explanations (Unaudited)

GAAP
U.S. dollars in millions	Q1 2024	Q1 2023	% Y/Y
Revenue	$239	$458	(48)%
Gross Profit	$54	$207	(74)%
Gross Margin	23%	45%	(2,260	)bps
Operating Income (Loss)	$(238)	$(81)	(194)%
Operating Margin	(100)%	(18)%	(8,190	)bps
Net Income (Loss)	$(218)	$(79)	(176)%
EPS - Basic	$(0.27)	$(0.10)	(174)%
EPS - Diluted	$(0.27)	$(0.10)	(174)%

Non-GAAP
U.S. dollars in millions	Q1 2024	Q1 2023	% Y/Y
Revenue	$239	$458	(48)%
Adjusted Gross Profit	$148	$324	(54)%
Adjusted Gross Margin	62%	71%	(876	)bps
Adjusted Operating Income (Loss)	$(65)	$124	*NM
Adjusted Operating Margin	(27)%	27%	*NM
Adjusted Net Income (Loss)	$(55)	$115	*NM
Adjusted EPS - Basic	$(0.07)	$0.14	*NM
Adjusted EPS - Diluted	$(0.07)	$0.14	*NM

*Not Meaningful

•	All key operating metrics in the first quarter of 2024 were impacted by significantly lower volume of EyeQ shipments which was the result of the expected large drawdown of inventory at our Tier 1 customers, as reflected in our guidance provided earlier this year. In addition to the revenue impact, gross margin was impacted by the higher percentage of revenue attributed to our SuperVision product which was not impacted by the inventory drawdown. While SuperVision generates significantly more gross profit dollars per unit, it carries lower percentage gross margin than basic ADAS products due to higher hardware content. Operating margin was impacted by lower gross profit without an associated reduction in operating expenses as we remain confident in our business outlook and continue to execute on our long-term strategy. Given our expectation that volumes and revenue will normalize over the course of 2024 we would expect all these metrics to improve significantly as compared to the first quarter of 2024.

•	Revenue of $239 million decreased 48% compared to the first quarter of 2023 due to a 58% decrease in EyeQ SoC-related revenue primarily attributable to the usage of meaningful inventory at our Tier 1 customers to satisfy demand. This was partially offset by an increase in SuperVision related revenue.

•	Average System Price[2] was $61.0 in first quarter of 2024 as compared to $53.9 in the prior year period primarily due to the higher percentage of SuperVision-related revenue as compared to the first quarter of 2023.

•	Gross Margin declined by nearly 23 percentage points in the first quarter of 2024 as compared to the prior year period. The decrease was primarily due to the increase in percentage of revenue attributable to SuperVision, as well as similar levels of amortization of intangible assets cost on a significantly lower revenue base.

•	Adjusted Gross Margin declined by nearly 9 percentage points in the first quarter of 2024 as compared to the prior year period. The decrease was primarily due to the increase in percentage of revenue attributable to SuperVision.

•	Operating Margin declined to a negative margin in the first quarter of 2024 as compared to the prior year period. The decrease was primarily due to lower Gross Margin and operating expenses that were similar to the prior year but on a significantly lower revenue base.

•	Adjusted Operating Margin declined to a negative margin in the first quarter of 2024 as compared to the prior year period. In addition to lower Adjusted Gross Margin, the most significant impact was higher operating expenses as a percentage of revenue due to the unusually low revenue base.

•	Operating cash flow for the three months ended March 30, 2024 was $40 million. Cash used in purchases of property and equipment was $22 million for that same period.

1 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQ and SuperVision systems, divided by the number of systems shipped.

Financial Guidance for the 2024 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 28, 2024 which is unchanged from the expectations first disclosed on January 4, 2024 and reaffirmed in our January 25, 2024 press release.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2024
U.S. dollars in millions	Low	High
Revenue	$1,830	$1,960
Operating Loss	$(468)	$(378)
Amortization of acquired intangible assets	$444	$444
Share-based compensation expense	$294	$294
Adjusted Operating Income	$270	$360

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, April 25, 2024, at 8:00 am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, approximately 170 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2024 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; effects of the COVID-19 pandemic and responses to future pandemics; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 30, 2023, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

First Quarter 2024 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
U.S. dollars in millions, except share and per share amounts	March 30, 2024	April 1, 2023
Revenue	$239	$458
Cost of revenue	185	251
Gross profit	54	207
Research and development, net	243	235
Sales and marketing	34	33
General and administrative	15	20
Total operating expenses	292	288
Operating income (loss)	(238)	(81)
Other financial income (expense), net	17	8
Income (loss) before income taxes	(221)	(73)
Benefit (provision) for income taxes	3	(6)
Net income (loss)	$(218)	$(79)

Earnings (loss) per share:
Basic and diluted	$(0.27)	$(0.10)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic and diluted	806	802

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	March 30, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$1,223	$1,212
Trade accounts receivable, net	120	357
Inventories	456	391
Other current assets	132	106
Total current assets	1,931	2,066
Non-current assets:
Property and equipment, net	454	447
Intangible assets, net	1,942	2,053
Goodwill	10,895	10,895
Other long-term assets	120	116
Total non-current assets	13,411	13,511
TOTAL ASSETS	$15,342	$15,577
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$166	$229
Employee related accrued expenses	91	87
Related party payable	39	39
Other current liabilities	33	48
Total current liabilities	329	403
Non-current liabilities:
Long-term employee benefits	57	56
Deferred tax liabilities	142	148
Other long-term liabilities	51	46
Total non-current liabilities	250	250
TOTAL LIABILITIES	$579	$653
TOTAL EQUITY	14,763	14,924
TOTAL LIABILITIES AND EQUITY	$15,342	$15,577

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Three Months Ended
U.S. dollars in millions	March 30, 2024	April 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(218)	$(79)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	14	7
Share-based compensation	62	72
Amortization of intangible assets	111	133
Exchange rate differences on cash and cash equivalents	2	4
Deferred income taxes	(6)	(3)
Interest with related party, net	—	16
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	216	30
Decrease (increase) in other current assets	(25)	14
Decrease (increase) in inventories	(65)	(60)
Increase (decrease) in accounts payable, accrued expenses and related party payable	(62)	29
Increase (decrease) in employee-related accrued expenses and long term benefits	5	4
Increase (decrease) in other current liabilities	6	2
Decrease (increase) in other long term assets	(2)	2
Increase (decrease) in long-term liabilities	2	—
Net cash provided by operating activities	40	171
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(22)	(26)
Net cash used in investing activities	(22)	(26)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	(4)	(3)
Net cash used in financing activities	(4)	(3)
Effect of foreign exchange rate changes on cash and cash equivalents	(2)	(4)
Increase in cash, cash equivalents and restricted cash	12	138
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,226	1,035
Balance of cash, cash equivalents and restricted cash, at end of period	$1,238	$1,173

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended
	March 30, 2024		April 1, 2023
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$54	23%	$207	45%
Add: Amortization of acquired intangible assets	94	39%	116	25%
Add: Share-based compensation expense	—	—%	1	—%
Adjusted Gross Profit	$148	62%	$324	71%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended
	March 30, 2024		April 1, 2023
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(238)	(100)%	$(81)	(18)%
Add: Amortization of acquired intangible assets	111	46%	133	29%
Add: Share-based compensation expense	62	26%	72	16%
Adjusted Operating Income (Loss)	$(65)	(27)%	$124	27%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended
	March 30, 2024		April 1, 2023
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(218)	(91)%	$(79)	(17)%
Add: Amortization of acquired intangible assets	111	46%	133	29%
Add: Share-based compensation expense	62	26%	72	16%
Less: Income tax effects	(10)	(4)%	(11)	(2)%
Adjusted Net Income (Loss)	$(55)	(23)%	$115	25%

Supplemental Information - Average System Price (unaudited)

	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
EyeQ and SuperVision revenue (U.S. dollars in millions)	$438	$430	$507	$611	$219
Number of systems shipped (in millions)	8.1	8.3	9.4	11.6	3.6
Average system price (U.S. dollars)	$53.9	$51.7	$53.8	$52.7	$61.0

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com